Exhibit 99.1

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 20, 2008
Contact:
	David Vander Ploeg	Mark Fleming
	Executive VP and CFO	Communications & Investor Relations
	920-882-5854	920-882-5646
W6316 Design Drive, Greenville, WI 54942 P.O. Box 1579, Appleton, WI 54912-1579

SCHOOL SPECIALTY REPORTS FISCAL 2009

SECOND QUARTER AND YEAR-TO-DATE RESULTS

•	Second quarter revenue decreased 0.7%; increased 3% excluding adoptions

•	Year-to-date revenue decreased 1.3%; increased 2% excluding adoptions

•	Essentials segment second quarter revenue increased 8.7%, year-to-date revenue increased 2.8%

•	Fiscal 2009 revenue, EPS and cash flow guidance reduced along with an anticipated additional restructuring charge

Greenville, WI, November 20, 2008—School Specialty (NASDAQ:SCHS), a leading education company providing supplemental learning products to the preK-12 market, today reported fiscal 2009 year-to-date and second quarter financial results. The company reported revenue of $769 million for the first six months of the fiscal year, a 1.3 percent decline from the $779 million reported in the same period last year. Excluding an expected decline in adoption revenue for the company’s curriculum-based products of $25 million from the prior year, revenue increased 2 percent. Earnings from continuing operations for the fiscal year’s first half were $67.4 million compared with $77.5 million reported in the comparable period last year. Diluted earnings per share from continuing operations for the first six months of the fiscal year were $3.55 compared with $3.63 last year, including a $0.05 per share restructuring charge in fiscal 2009 related to the closing of a distribution center.

“We are very proud of the results our associates delivered in these unprecedented economic times and are pleased with the revenue growth in our Essentials segment. Our strong cash flow puts us in a good position to weather the economic storm. While we experienced strong order volume in the early part of quarter two, we did see a slowdown in our order rate during the latter half of the second quarter as schools began to evaluate potential reductions in state funding. We have seen improvement in the order rate in the first few weeks of November,” said David J. Vander Zanden, Chief Executive Officer.

Vander Zanden continued, “We are monitoring the financial condition of all states very closely and evaluating the impact the stress of the economy will have on them. While many states are predicting budget deficits in the current fiscal year, actual reductions to date in school funding have been minor. We are reacting to their concerns by implementing very tight cost controls and by accelerating our category management integration plan.”

“We expect reductions in fixed SG&A expenses over the next 12 months of approximately $20 million, and will take an additional restructuring charge of approximately $2.5 million in our third quarter. We are preparing ourselves for a continued cautious approach to spending by our customers for the balance of this year and next year, as well as an estimated reduction in adoption revenue of $25 million in fiscal 2010 due to fewer state adoptions available next year,” said Vander Zanden.

Second Quarter Financial Results

Revenue in the second quarter of fiscal 2009 was $390.3 million, a 0.7 percent decrease from fiscal 2008’s second quarter revenue of $392.9 million. This decline was attributable to an expected $15 million decrease in state adoption revenue, which has been partially offset by growth of 8.7 percent in the Essentials segment. Second quarter revenue grew 3 percent, excluding adoption revenue for both years. The company believes this comparison is meaningful because state adoption revenue will have significant variability between years due to the cyclical nature of curriculum adoptions, which

- More -

are based on schedules established by individual states. Specialty segment revenue, which includes revenue from state adoptions, was down $16.4 million, or 7.0 percent, from $233.7 million in the second quarter of fiscal 2008 to $217.4 million in the second quarter of fiscal 2009. The Specialty segment revenue decline was less than 1 percent after adjusting for the adoption revenue. Essentials segment revenue was up 8.7 percent from $160.1 million in last year’s second quarter to $174.1 million in the second quarter of fiscal 2009. This increase was attributable to a combination of stronger furniture sales related to new school construction projects, as well as a shift in order fulfillment from the first quarter into the second quarter due to the timing of orders.

Gross profit was $159.1 million in the second quarter of fiscal 2009 compared with $167.5 in the second quarter of fiscal 2008. Gross margin declined 180 basis points from 42.6 percent in the second quarter of fiscal 2008 to 40.8 percent in the second quarter of fiscal 2009. Approximately 80 basis points of this decline was related to product mix between the Specialty and Essentials segments. Specialty segment gross margin in this year’s second quarter declined 60 basis points from the second quarter of last year primarily due to mix within the segment, particularly related to the reduction in curriculum-based state adoption revenue. Essentials segment gross margin declined 170 basis points from the second quarter of last year. Approximately 70 basis points of the Essentials gross margin decline was due to a higher mix of furniture, which historically has carried lower gross margins as the product is shipped direct from vendors. The remaining 100 basis point decrease was attributable primarily to commodity cost increases and is an improvement of 50 basis points from the first quarter of this year.

Selling, general and administrative (SG&A) expenses increased $0.4 million from $99.7 million, or 25.4 percent of revenue, in the second quarter of fiscal 2008 to $100.1 million, or 25.6 percent of revenue, in the second quarter of fiscal 2009. SG&A includes a $1.7 million restructuring charge, or $0.05 per diluted share, in the current year’s second quarter associated with the closing of the company’s Lyons, NY, distribution center. Higher transportation and other operating costs have been offset by decreased variable compensation costs related to performance-based compensation plans.

Earnings from continuing operations decreased $4.7 million in the second quarter from $37.0 million in fiscal 2008 to $32.3 million in fiscal 2009. Diluted earnings per share from continuing operations decreased 2.8 percent from $1.76 in fiscal 2008 to $1.71 in fiscal 2009. The company’s stock repurchases over the past year have benefited second quarter diluted earnings per share by approximately $0.15 as compared to the second quarter of fiscal 2008. Net income was $32.3 million in the second quarter of fiscal 2009, compared to $36.6 million in fiscal 2008, which also included a net of tax loss of $0.4 million, or $0.02 loss per diluted share, for the discontinued School Specialty Media business sold during fiscal 2008.

Six Months Financial Results

Revenue for the first six months of fiscal 2009 was $769.1 million, down $10.3 million, or 1.3 percent, from $779.4 million in the first six months of fiscal 2008. The reduction was attributable to a $25 million decline in the company’s state adoption revenue of its curriculum-based products during the first six months of fiscal 2009 compared with the first six months of fiscal 2008. Excluding state adoptions, revenue in the first half of fiscal 2009 grew approximately 2 percent over the first half of fiscal 2008. Specialty segment revenue, including state adoptions, declined $20.6 million in the first six months of fiscal 2009 from $457.1 million to $436.5 million. Excluding adoptions, Specialty revenue grew 1.2 percent in the first half of this year. The Essentials segment revenue for the first six months of fiscal 2009 grew 2.8 percent from $326.3 million to $335.5 million. This increase was attributable primarily to increased furniture orders associated with school construction projects.

Gross margin declined by 170 basis points in the first six months of fiscal 2009 as compared to the first six months of fiscal 2008, from 43.7 percent to 42.0 percent. Approximately 40 basis points of the decline in gross margin was related to a higher mix of revenue from Essentials. Specialty segment gross margin declined 60 basis points from the first half of fiscal 2008 to the first half of fiscal 2009. The decrease in Specialty segment gross margin is related primarily to mix due to the reduction in curriculum adoption revenue. Essentials gross margin declined 220 basis points for the first six months of fiscal 2009 as compared to the first six months of fiscal 2008. The decrease is attributable to product mix of 60 basis points due to higher furniture sales, with the remainder due to commodity cost increases and transportation increases.

SG&A expenses increased $1.2 million during the first six months of fiscal 2009 to $201.1 million, or 26.1 percent of revenue, from $199.9 million, or 25.6 percent of revenue in the first six months of fiscal 2008. SG&A expenses in fiscal 2009 reflected the $1.7 million charge related to the Lyons, NY, distribution center closing. Higher transportation costs in fiscal 2009 have been offset by reductions in variable selling costs associated with state adoption revenue, as well as reduced performance-based variable compensation costs.

- More -

Operating income in the first six months of fiscal 2009 was 15.9 percent of revenue as compared to 18.1 percent of revenue in the first six months of fiscal 2008. Earnings from continuing operations decreased 13.1 percent from $77.5 million in the first six months of fiscal 2008 to $67.4 million in fiscal 2009.

Diluted earnings per share from continuing operations decreased 2.2 percent from $3.63 in fiscal 2008 to $3.55 in fiscal 2009, including a $0.05 per share restructuring charge in fiscal 2009 related to the distribution center closing. The percentage decline in diluted earnings per share was less than the percentage decline in income from continuing operations due to the reduction in the shares outstanding associated with share repurchases over the past year. The incremental diluted earnings per share in the first half of fiscal 2009 as compared to the first half of fiscal 2008 due to the share repurchases was approximately $0.35 per share.

During the first quarter of fiscal 2009 the company repurchased 497,600 shares for a net purchase price of $15.3 million. The company did not purchase any shares during the second quarter. As of the end of the second quarter of fiscal 2009, the company has remaining authority to purchase $34.7 million of outstanding common stock.

Outlook

School Specialty is reducing its fiscal 2009 free cash flow guidance to a range of $70 million to $80 million from the previous range of $80 million to $90 million. Both ranges exclude approximately $11 million of additional free cash flow expected to be received in fiscal 2009 related to cash tax savings from the sale of School Specialty Media in late fiscal 2008. The company also is reducing its prior revenue guidance to a range of $1,065 million to $1,080 million from a range of $1,077 million to $1,110 million, and expects total year adoption revenue to decline by $27 million compared to fiscal 2008. Previous guidance for diluted earnings per share from continuing operations of $2.27 to $2.43 per share, which excluded an estimated restructuring charge of $0.04 per share, is being lowered to a range of $2.04 to $2.24, which excludes a restructuring charge of approximately $0.14 per share for the year. The company incurred a restructuring charge of $0.05 per diluted share in the second quarter and expects the balance of the charge to be incurred in the third quarter.

Conference Call

School Specialty will host a conference call to discuss its fiscal 2009 second quarter financial results. The conference call begins today, November 20, at 10:00 a.m. Central (11:00 a.m. Eastern). The call will be simultaneously broadcast in the Investor Information section of the School Specialty web site at www.schoolspecialty.com, and a replay of the call will be available.

About School Specialty, Inc.

School Specialty is a leading education company that provides innovative and proprietary products, programs and services to help educators engage and inspire students of all ages and abilities to learn. The company designs, develops, and provides preK-12 educators with the latest and very best curriculum, supplemental learning resources, and school supplies. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.

For more information about School Specialty, visit www.schoolspecialty.com.

Cautionary Statement Concerning Forward-Looking Information

Any statements made in this press release about future results of operations, expectations, plans or prospects, including but not limited to statements included under the heading “Outlook,” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on School Specialty’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty’s Annual Report on Form 10-K for the fiscal year ended April 26, 2008, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

-Financial Tables Follow-

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

Unaudited

	Three Months Ended		Six Months Ended
	October 25, 2008	October 27, 2007	October 25, 2008	October 27, 2007
Revenues	$390,306	$392,919	$769,100	$779,432
Cost of revenues	231,189	225,378	445,981	438,523

Gross profit	159,117	167,541	323,119	340,909
Selling, general and administrative expenses	100,089	99,711	201,106	199,856

Operating income	59,028	67,830	122,013	141,053

Other (income) expense:
Interest expense	4,569	4,955	9,462	10,287
Interest income	(141)	(6)	(220)	(14)
Other	1,534	2,507	2,089	3,716

Income before provision for income taxes	53,066	60,374	110,682	127,064
Provision for income taxes	20,807	23,418	43,277	49,528

Earnings from continuing operations	32,259	36,956	67,405	77,536

Loss from operations of discontinued School Specialty Media business unit, net of income taxes	—	(402)	—	(661)

Net income	$32,259	$36,554	$67,405	$76,875

Weighted average shares outstanding:
Basic	18,785	20,434	18,813	20,784
Diluted	18,900	20,966	19,002	21,366
Basic earnings per share of common stock:
Earnings from continuing operations	$1.72	$1.81	$3.58	$3.73
Loss from discontinued operations	—	(0.02)	—	(0.03)

Total	$1.72	$1.79	$3.58	$3.70

Diluted earnings per share of common stock:
Earnings from continuing operations	$1.71	$1.76	$3.55	$3.63
Loss from discontinued operations	—	(0.02)	—	(0.03)

Total	$1.71	$1.74	$3.55	$3.60

- More -

SCHOOL SPECIALTY, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In Thousands)

	October 25, 2008	April 26, 2008	October 27, 2007
	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,683	$4,034	$4,611
Accounts receivable	192,809	77,591	198,826
Inventories	129,474	149,548	142,134
Deferred catalog costs	11,006	14,845	12,668
Prepaid expenses and other current assets	21,143	18,857	17,454
Refundable income taxes	—	9,288	—
Deferred taxes	16,275	15,726	10,344

Total current assets	380,390	289,889	386,037
Property, plant and equipment, net	71,841	77,311	76,532
Goodwill	530,300	543,630	544,245
Intangible assets, net	172,208	176,771	179,631
Other	28,160	29,726	25,013

Total assets	$1,182,899	$1,117,327	$1,211,458

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities - long-term debt	$133,654	$133,628	$133,609
Accounts payable	48,389	64,340	51,704
Accrued compensation	16,354	19,476	19,677
Deferred revenue	4,679	6,641	6,965
Accrued income taxes	22,021	—	32,580
Other accrued liabilities	37,127	30,593	33,517

Total current liabilities	262,224	254,678	278,052
Long-term debt - less current maturities	314,675	312,210	311,528
Deferred taxes	80,643	70,671	55,903
Other liabilities	794	1,080	850

Total liabilities	658,336	638,639	646,333

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.001 par value per share, 1,000,000 shares authorized; none outstanding	—	—	—
Common stock, $0.001 par value per share, 150,000,000 authorized and 24,206,938; 23,631,135 and 23,589,151 shares issued, respectively	24	24	24
Capital paid-in excess of par value	390,835	380,073	376,431
Treasury stock, at cost - 5,420,210; 4,922,610 and 3,380,802 shares, respectively	(186,637)	(171,387)	(121,419)
Accumulated other comprehensive income	8,116	25,158	29,515
Retained earnings	312,225	244,820	280,574

Total shareholders’ equity	524,563	478,688	565,125

Total liabilities and shareholders’ equity	$1,182,899	$1,117,327	$1,211,458

- More -

SCHOOL SPECIALTY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

Unaudited

	Six Months Ended
	October 25, 2008	October 27, 2007
Cash flows from operating activities:
Net income	$67,405	$76,875
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization expense	12,043	12,480
Amortization of development costs	3,502	5,748
Amortization of debt fees and other	1,019	1,016
Share-based compensation expense	2,389	2,844
Deferred taxes	9,423	5,659
Loss (gain) on disposal of property, equipment and other	677	(8)
Changes in current assets and liabilities (net of assets acquired and liabilities assumed in business combinations):
Accounts receivable	(117,308)	(131,668)
Inventories	19,938	35,382
Deferred catalog costs	3,839	2,180
Prepaid expenses and other current assets	7,675	959
Accounts payable	(17,322)	(25,788)
Accrued liabilities	27,626	50,446

Net cash provided by operating activities	20,906	36,125

Cash flows from investing activities:
Additions to property, plant and equipment	(5,115)	(7,530)
Proceeds from disposal of discontinued operations	2,235	—
Investment in product development costs	(4,055)	(5,443)
Proceeds from disposal of property, plant and equipment	109	33

Net cash used in investing activities	(6,826)	(12,940)

Cash flows from financing activities:
Proceeds from bank borrowings	441,600	405,700
Repayment of debt and capital leases	(439,109)	(387,292)
Purchase of treasury stock	(15,250)	(44,911)
Proceeds from exercise of stock options	2,647	4,840
Excess income tax benefit from exercise of stock options	1,681	703

Net cash used in financing activities	(8,431)	(20,960)

Net increase in cash and cash equivalents	5,649	2,225
Cash and cash equivalents, beginning of period	4,034	2,386

Cash and cash equivalents, end of period	$9,683	$4,611

Free cash flow reconciliation:
Net cash used in operating activities	$20,906	$36,125
Additions to property and equipment	(5,115)	(7,530)
Investment in development costs	(4,055)	(5,443)
Proceeds from disposal of property and equipment	109	33

Free cash flow	$11,845	$23,185

- More -

School Specialty, Inc.

Segment Analysis - Revenues and Gross Profit/Margin Analysis

2nd Quarter, Fiscal 2009

(In thousands)

Unaudited

Segment Revenues and Gross Profit/Margin Analysis-QTD
					% of Revenues
	2Q09-QTD	2Q08-QTD	Change $	Change %	2Q09-QTD	2Q08-QTD
Revenues
Specialty	$217,378	$233,730	$(16,352)	-7.0%	55.7%	59.5%
Essentials	174,063	160,129	13,934	8.7%	44.6%	40.8%
Corporate and Interco Elims	(1,135)	(940)	(195)		-0.3%	-0.3%

Total Revenues	$390,306	$392,919	$(2,613)	-0.7%	100.0%	100.0%

					% of Gross Profit
	2Q09-QTD	2Q08-QTD	Change $	Change %	2Q09-QTD	2Q08-QTD
Gross Profit
Specialty	$108,556	$117,976	$(9,420)	-8.0%	68.2%	70.4%
Essentials	50,117	48,820	1,297	2.7%	31.5%	29.1%
Corporate and Interco Elims	444	745	(301)		0.3%	0.5%

Total Gross Profit	$159,117	$167,541	$(8,424)	-5.0%	100.0%	100.0%

Segment Gross Margin Summary-QTD
	2Q09-QTD	2Q08-QTD
Gross Margin
Specialty	49.9%	50.5%
Essentials	28.8%	30.5%
Total Gross Margin	40.8%	42.6%

Segment Revenues and Gross Profit/Margin Analysis-YTD
					% of Revenue
	2Q09-YTD	2Q08-YTD	Change $	Change %	2Q09-YTD	2Q08-YTD
Revenues
Specialty	$436,459	$457,061	$(20,602)	-4.5%	56.7%	58.6%
Essentials	335,495	326,260	9,235	2.8%	43.6%	41.9%
Corporate and Interco Elims	(2,854)	(3,889)	1,035		-0.3%	-0.5%

Total Revenues	$769,100	$779,432	$(10,332)	-1.3%	100.0%	100.0%

					% of Gross Profit
	2Q09-YTD	2Q08-YTD	Change $	Change %	2Q09-YTD	2Q08-YTD
Gross Profit
Specialty	$222,039	$235,557	$(13,518)	-5.7%	68.7%	69.1%
Essentials	100,336	104,768	(4,432)	-4.2%	31.1%	30.7%
Corporate and Interco Elims	744	584	160		0.2%	0.2%

Total Gross Profit	$323,119	$340,909	$(17,790)	-5.2%	100.0%	100.0%

Segment Gross Margin Summary-YTD
	2Q09-YTD	2Q08-YTD
Gross Margin
Specialty	50.9%	51.5%
Essentials	29.9%	32.1%
Total Gross Margin	42.0%	43.7%

###